Exhibit 99.1

CORPORATE PARTICIPANTS

Jake Boddin

Jamba, Inc. - VP Communications and IR

Don Breen

Jamba, Inc. - CFO and SVP

Paul Coletta

Jamba, Inc. - SVP Marketing and Brand Development

Paul Clayton

Jamba, Inc. - President

CONFERENCE CALL PARTICIPANTS

Nicole Miller

Piper Jaffray - Analyst

Brian Moore

Wedbush Morgan Securities Inc. - Analyst

Dean Haskell

Morgan Joseph & Co., Inc. - Analyst

Roger Sachs

Societe Generale - Analyst

Quint Specter

Lifton Financial Services - Analyst

Marty Seeskoni

Starburst Specialty Funds - Analyst

Robert Strauss

Merriman Curhan Ford & Co. - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to today’s Jamba Inc. fourth quarter 2007 earnings conference call. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to Mr. [Jake Boddin]. Please go ahead, sir.

Jake Boddin - Jamba, Inc. - VP Communications and IR

Thanks very much and good afternoon. I’m Jake Boddin, Vice President of Communications and Investor Relations. Presenting on today’s call are Paul Clayton, Jamba’s CEO, and Don Breen, Jamba’s CFO. Steve Berrard, Jamba’s Chairman, and Paul Coletta, Jamba’s Senior Vice President of Marketing and Brand Development, will also participate in the Q&A. During today’s call Don will review our fourth quarter 2007 and fiscal year 2007 financial performance. Paul will then provide an overview of Jamba’s strategy for the future.

I’d like to remind all listeners that this call is being broadcast and recorded live over the internet at www.jamba.com. The webcast is available on our website and a replay will be available via telephone until March 27th, 2008.

This conference call will include forward-looking statements within the meanings of the securities laws. These forward-looking statements will include projections, expectations of restaurant comparative store sales trends, the number of stores we intend to open and certain statements of our expectations and plans. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements that are contained in the Company’s filings with the SEC, including the risk factors section of Jamba’s 10-K for 2006 and 10-K for 2007, which we expect to file by Monday, March 17th.

With that out of the way, I’ll hand it over to Don to walk us through Jamba’s 2007 financial review.

Don Breen - Jamba, Inc. - CFO and SVP

Thanks, Jake. As many of you know, comparative prior year information on our 10-K does not include the operating results of Jamba Juice Company. To facilitate more relevant operating company comparisons, we have included pro forma operating results of Jamba Juice Company in the tables attached to our earnings release. We have also added pro forma information as part of our discussion in the MD&A in our 10-K, which we expect to file on Monday. My comments on this quarter's operating performance will be compared to those pro forma prior year results.

Now, clearly the most significant reporting item for the fourth quarter was the impact of our impairment analysis on our good will and other intangible assets. As required by FAS 142, the Company tests good will and other intangible assets at least annually, whenever events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying amount. This assessment involves the use of significant judgments and estimates, all of which could produce significantly different results. We use a combination of discounted cash flow and market analysis to arrive at our estimated fair value and we performed a reconciliation of the estimated fair value based on the current stock price.

Now, while we continue to strongly believe in the growth and value of our business, according to current accounting convention, we have little choice in our required, and in fact place significant emphasis, on current stock trading values in performing our impairment assessment. Accordingly, based on recent stock trading levels, we recognized a non-cash pre-tax impairment charge of $200.6 million for our good will and other intangibles for the fourth quarter. This impairment charge is offset in part by non-cash pre-tax income of $20.7 million from the gain on the mark-to-market of our derivative liability.

Now, with that said, let's really look at some of the core operating results compared with prior year. As we previously announced, company-owned comparable stores sales were negative 3.3% during the period, compared to negative 1.3% for company-owned comp store sales last year. System wide, comparable stores sales were negative 2.9% for the 11-week period and this compares to last year when system comparable store sales were negative 1.2%.

As you know, our comps are significantly influenced by California. We have more than 75% of our comparable store sales base. In California company-owned comparable store sales were down 4.7 for the quarter and 1.3 for the year. While company-owned comparable store sales outside of California were up 1.7% during the fourth quarter and for the full year non-California company-owned comparable store sales were up 6.5%.

Turning to new stores, Jamba opened 31 new company stores in the fourth quarter, including 20 outside California. And this compares to a total of only 12 new company-owned stores in the fourth quarter of 2006.

For the full year 2007, we opened 99 company-owned stores for a total year end of 501 and had 99 new store openings in 2007— 61 new stores were opened outside California. At year end, the Company operated 335 stores in California, 32 in the Chicago market, 26 in Washington state, primarily in the Seattle market, 20 in both New York and Colorado, and in Florida we operate 14 company-owned stores and 13 joint venture stores. The balance of our 501 stores are primarily located in Arizona, Utah, Oregon and Minnesota where we have less than 20 stores.

We'll continue with this development strategy of opening new stores in our emerging markets to mitigate our reliance on the California market, while we penetrate certain existing markets within California where we believe significant growth potential still exists.

Franchisees opened 8 stores in the fourth quarter, bringing the total to 30 for the year, while 4 stores closed during the quarter.

For the quarter, total revenue was $54.6 million, up 9.7% from $49.7 million last year. Now, keep in mind, our 2007 fourth quarter is an 11-week quarter, compared with the pro forma quarterly information, which is a 12-week quarter.

Total revenue increase was driven by 10.9% growth in revenue from company stores and franchise revenue was down approximately $300,000, as the Company acquired 7 stores from franchisees at the end of 2006 and 34 stores from franchisees over the past year, for a total change of 41.

The increase in revenue from company-owned stores is primarily driven by new store openings and our previous price increases instituted throughout 2007. The impact of those increases taken earlier in the year was 5.5% for the fourth quarter.

Store operating profit, defined as company store revenue, less cost of sales, labor, occupancy and store operating expense, was a loss of $1.5 million in the fourth quarter, compared to income of 2.3 in the fourth quarter of 2006. The 3.8 million charge is largely due to the deleveraging effect of negative comp store sales and higher operating costs in part due to the significant number of new stores opened during the quarter.

Cost of sales was $14.5 million for the quarter, or 27.6% of company-owned store revenue, about 40 basis points higher than last year. Price helped to offset a portion of the commodity cost increase during the year, as well as improvements in waste and distribution costs.

Pushing sales or cost sales higher were commodity costs of fruit and produce, as well as dairy, and discounts associated with our Jambacard promotion. Bottom line here is our clear objective to continue to improve our purchasing methods and value engineer our costs.

Labor costs were $21.5 million or 40.9% of company-owned store revenue, compared to $36.9 in the fourth quarter. Now, remember, given our significant seasonality, labor cost as a percentage of sales typically are at their peak in the fourth quarter. The increase above last year was primarily due to several factors— the deleveraging effect of negative comps and the significant number of new stores.

Because we opened 45 stores in the last 23 weeks of the year and 31 stores in the last 11 weeks, our labor and training store costs as a percentage of revenue are somewhat inflated, as it takes time for new team members to become operationally efficient. Although largely offset by price increase, we have seen some wage rate creep as well.

Our new stores will have similar effect on occupancy costs, which were $8.8 million, or 16.7% of company store revenue, compared to 15.9% of company store revenue in the prior year.

Stripping out the new store impact, occupancy would have been approximately the same percentage of pro forma company store sales as last year.

Store operating expenses were $9.3 million, or 17.6% of company store revenue, compared to 15.9 in the prior year. With successful Jambacard sales and expanded distribution to approximately 3,000 grocery accounts, including Safeway, Albertson’s and Kroger and others, increased costs associated with that initial inventory load affected operating costs, as did higher energy cost increases, utilities, which were up about 30 basis points. But the single biggest change however was an accrual of approximately $430,000 in debt side costs associated with our revised development for 2008.

G&A expenses were $10.8 million, or 19.8% of total revenue, compared to approximately 19.9% in the fourth quarter of 2006. And remember, fourth quarter is our seasonal low point for the year. G&A was 15.3% of revenue.

On an absolute dollar basis, we’re approximately $900,000 higher than last year, as lowered bonus and recruiting expense helped to offset higher legal costs and the expense of accounting and SOX compliance.

Option expense also contributed approximately $600,000 to the increase. We recognize this number is high when looking at comparable companies and with the 99 stores constructed last year in addition to the 34 we acquired, as well as certain cost controls the Company is exercising, we will leverage G&A in 2008.

Store pre-opening expense increased $1.9 million from $639,000 in the fourth quarter of 2006. Store pre-opening expense increased as we opened 31 company-owned stores in the quarter versus 12 in the prior year.

Other operating expenses were $1.9 million, or 3.5% of total revenue, compared to $648,000 last year in the fourth quarter.

Increase in other operating expenses was primarily attributed to purchase accounting and the amortization of our Jambacard liability, which we have now amortized approximate 80% of that during 2007.

Depreciation and amortization increased approximately $1.1 million and this is due to the 99 new stores, as well as the acquired stores, and amortization of approximately $900,000.

Net book income loss for the quarter, after taking into account the $49 million tax benefit of intangibles write off, was therefore approximately $150 million. Now, of course the intangibles write off and derivative liability gain is non-cash and at the end of the quarter we had approximately $23 million in cash and equivalents and $4.9 million in restricted cash with no long term debt.

In addition, we have a commitment letter from Wells Fargo Foothill for a $25 million revolving line of credit, which we expect to close shortly. Its purpose is to provide a backstop for seasonal work and capital needs, as we intend to fund 2008 stores out of existing cash resources and cash from operations.

Now, I'd like to turn the call over to Paul, who will review our strategy to grow the business profitably and by focusing on deepening the relationship with our customer, while managing the various cost aspects of the business.

Paul Clayton - Jamba, Inc. - President

Thank you, Don. 2007 was a disappointing year for Jamba. We did not meet our own expectations nor did we meet those of our investors. I will briefly address our 2007 performance, but then I would like to talk about some of the building blocks we’ve put in place that are creating the foundation that will position Jamba for success in 2008 and beyond.

As a result of our merger with SVI, we started the year with high expectations, a strong store level economic foundation and plenty of growth capital. We invested heavily in infrastructure in anticipation of accelerated growth and in the systems and processes required to be a public company. At the same time, we started to ramp up development of company stores, adding 99 new company stores in 2007, 50 more than we opened in 2006. We also initiated a complete transformation of our menu, with the repositioning of Jamba Light, the launch of newly enhanced All Fruit platform, the launch of a completely reformulated Functional beverage platform.

Midway through 2007 we began to encounter economic headwinds, which by the way we expect to continue through 2008. California, home to approximate three-quarters of the stores and Jamba’s comparable store base has suffered economic pressures more than and ahead of most of the rest of the country. We’ve seen the highest percentage of housing foreclosures leading to a housing market slump. We’ve also seen increased gas prices and subsequent decrease in discretionary spending. Our low frequency user generally has less discretionary money to spend and so particularly sensitive to these headwinds. This has resulted in soft traffic in California, which directly impacts our profitability.

In 2007, new stores underperformed against our internal expectations which also impacted profitability. We encountered two problems which both impacted first year sales. Either our clustering wasn’t tight enough, for example in Florida, or we opened in markets with challenging housing environments, such as Arizona and Southern California.

We put in place a new hub and spoke development strategy with tighter clustering to take advantage of local market awareness. We’re now beginning to build these stores and we’ll start to see the results in 2008.

We also saw cost pressures at the store level, which Don has reviewed in detail. The combination of soft comparable store sales in California, new store sales volumes, marketing decisions, purchase accounting and intense cost pressures led to the erosion of our store level cash flow margin for all stores from 18.6% in 2006 to 13.5% in 2007.

A breakdown shows a 1.8 percentage point increase in COGS. Part of that was a half a point increase due to our marketing of the functional beverage platform. A 1.1 percentage point increase in labor, due mostly to minimum wage. A 1.1 percentage point increase from a conscious decision on our part to increase marketing spend. 0.7 percentage point increase from purchase accounting impacting our occupancy line. And a 0.4 percentage point increase on all other items.

We believe that a strong store level economic is a requirement for strong and sustainable store expansion strategy. Our focus is on restoring our store level economic strength before we accelerate store growth again.

Our 2008 strategy has three elements. First and foremost to drive comparable store sales and average unit volume growth. Second, to improve our store level cash flow margins. And third, to leverage our G&A.

Let’s talk about comparable stores sales and averaging of volumes. I’ll spend the bulk of my time addressing comps, because they are the key driver of our unit economic model. We are bolstered by the fact that in 2007, we made significant progress in building a foundation for the future. We saw strong comparable sales in emerging markets. We acquired 34 franchise partner stores. We made significant progress in the implementation of our healthier living strategy. And we’ve built a talented management team.

Our strategy is to build a stronger and larger core customer base. Our loyal core customers today have made Jamba a part of their routine, which results in a high— in higher frequency. We want to create more core customers through offering products which are compelling, healthy and differentiated by making it easier to enjoy Jamba. If we can connect with low and medium frequency customers in this way and if we can attract new customers to Jamba, we can raise frequency of all of our customers by building a loyalty to our brand.

We continue to take strides to making Jamba more relevant and more easily accessible to our customers. We repositioned Jamba Light. We refined our All Fruit line. We innovated and introduced a Functional line. And we added a record number of new stores.

In 2008, we continue to execute our strategy. We are now in the midst of launching several new initiatives in the first half of 2008, which will continue in the direction of building a larger core user customer base. These products and improvements to the customer experience will largely be complete in May of 2008, when we can turn our attention to flawless execution of the store and building awareness of the brand and new products by communicating outside the four walls.

Our expected result is an increase in transaction counts among our core users. On February 28th we launched breakfast in every store in the system. The Granola Poppers and Chunky Smoothies have been very positively received so far and we’ve not even promoted it outside of the four walls. As part of the breakfast launch, we revitalized our baked good products. They are now fresher and they taste great. We will begin to pilot test our hot breakfast platform later this month in select markets. By the end of May we will have revamped our packaged snacks to better meet our brand guidelines.

One thing we’ve learned over the years is that the menu board is crucial— is a crucial part of the customer engagement and drives the customer experience. We have now begun to roll out our new menu board, which I think everyone will agree is a vast improvement over our slats menu board. The new menu boards will be in stores by the end of the second quarter '08 and will help make each Jamba experience more accessible.

We are installing the new menu board system-wide that will help simplify the customer experience and increase through put. In addition, the architecture of these new boards more clearly communicate the benefits of each product platform making it easier for customers to make the best choice. For example, all our— our All Fruit platform clearly calls out no sugar and dairy free and our Jamba Light is positioned as 180 calories.

Our ready-to-drink product developed with Nestle will launch in 8 Western states where Jamba operates in May— California, Oregon, Washington, Idaho, Nevada, Utah, Arizona and Colorado. This is an important venture for Jamba, as it is the largest branding effort we’ve had outside of our stores to date. It is a great way to make it easier for our customers to get 24/7 access to Jamba.

We will open new traditional stores in existing markets to capitalize on existing awareness. We hope to accelerate the development of non-traditional store openings to continue to grow awareness of the Jamba brand and to make it more accessible to our customers. It’s our hope to nearly double the number of non-traditional stores in universities and airports and other venues which raise the awareness for the Jamba brand.

I have some compelling success stories which give me reason to believe in our strategy of increasing top line revenue by innovating relevant products and making it easier to enjoy Jamba. While I won’t share specific financial metrics, I do want to share some anecdotes that convince me that we’re on the right strategic path.

We innovated and promoted our premium priced All Fruit products with no sugar added, non dairy and our Functional pre-boosted smoothies. In aggregate, these two platforms increased 14 points in sales mix over the last 12 months.

In 2007, our Texas market focused their energy on suggestive selling of these two platforms, driving the sales mix 6 points higher than the rest of the system. As a result, we’ve seen controllable transactions in that market grow 6 points higher than the system, providing further indication that there is a correlation between relevant products and positive comps.

Our breakfast pilot in New York and Los Angeles resulted in positive breakfast day part comps in both markets and an increase in controllable transactions versus control group in LA and positive controllable transactions for the— for all the New York stores. The encouraging results in these tests supported our decision to launch new breakfast menu system-wide two weeks ago on February 28th.

And lastly, our Emeryville store, close to our support center here in California, has been testing a variety of products outlined above. Importantly, though, it has been the home to our new menu board for several months and this has made a significant impact. The store is generating comparable store sales growth of more than 23 percentage points higher than the average of its district of— within— I’m sorry. It has generated comparable store sales of more than 23 points higher than the average of its district of 10 stores, and more than 15 percentage points higher than the next highest store in that district. Granted, it’s only one store, but this performance bolsters me— bolsters me with tremendous confidence that we have the right initiatives in place and when well executed, each store can achieve excellent store level economics.

The second element of our 2008 strategy is to improve our store level cash flow margin. In 2007 we saw significant cost pressures at the store level. There were pressures on the cost of commodities, such as fresh oranges, orange juice and dairy. In addition, product costs associated with new and improved products like our functional platform hit our COGS line— labor increases as a result of minimum wage increases and competition for labor.

While we expect to continue— while we expect continued cost pressures for our cost of goods sold and labor lines, we are undertaking several initiatives to help offset these pressures, such as supply chain rationalization projects and modification of our training programs. We will continue to aggressively attempt to mitigate the latest cost pressures from items, including IQF mangos, fruit juices and fresh bananas. We’ve already started to benefit in 2008 from lower costs of oranges and orange juice.

In 2007, we increased our marketing and brand development costs in an effort to drive innovation, improve the store environment and turn up the volume in our marketing communications beyond the four walls of the store. For example, radio, online, Nike events, sampling billboards in New York, et cetera. In 2008, marketing costs should remain similar to 2007, but will be shifted toward building awareness outside of the four walls.

The third element of our 2008 strategy is to leverage our G&A. In 2007, we invested in G&A to build a foundation for growth. We established product innovation roadmap that looks out beyond 2008, put the building blocks in place to improve our supply chain. We also invested in necessary resources to operate as a public company. On top of this, we expanded and moved our support center offices.

As Don mentioned, we know that our G&A is high as a percentage of total revenue. In 2008, we plan on leveraging our G&A investment, becoming more efficient with our resources and to benefit through slower growth.

Despite the financial challenges of 2007, I fully believe that Jamba is well positioned for the long term. Our unique Jamba experience combines great tasting, healthful foods with fruit as its core, a vibrant and inspiring store experience and the commitment to the efficacy of our products.

As we’ve seen with various successes in Texas, New York, Los Angeles and Emeryville, we believe that our strategy focusing on building our core customer base will result in improved comparable store sales and first year sales of new stores. We’re also working on driving costs out in of our business through supply chain cost reduction initiatives and investing in technology.

Improved revenue and reduced costs well improved our store level economics. These improved store level economics will provide the engine for new store development. However, until our store level economic— until our store level economics improve and, given the 2008 economic outlook, we’ve decided to moderate our development to between 45 and 55 company-owned stores in 2008. A continued slowing of the economy in 2008 could adversely affect consumers discretionary spending, negatively impacting our low-frequency customer.

First quarter 2007 was the strongest quarter of the year ago for Jamba company-owned stores, especially in California. Coming off these comps is difficult and challenging. It will take time for the initiatives that we have currently rolled out to take hold and for us to see comparable store sales benefit.

For 2008, we expect annual company-owned comparable sales to be in a range between negative 2 and positive 2% by the end of the year. I would like to be clear, this is a range at year end for comparable sales of company stores. For this comparable store sales range and given our cost saving measures, we believe we can achieve store level cash flow margin of more than 14% of company-owned store revenue by the end of 2008.

We are also focusing on reducing our G&A spending and we believe that we will spend less than 13% of total revenue by the end of 2008.

Before we turn it turn it over to question and answers, I want to emphasize that Jamba is on a journey to simplify healthy living in order to be the leader in the markets we choose to serve. Our core strategies remain intact. First to build comparable store sales and averaging of volumes through transforming our menu and flawless execution in the store, marketing outside of our four walls and the benefits from our Nestle relationship, we expect to grow comp sales and averaging of volumes.

Second, we are focusing on returning our store level cash flow margin to a point to enable faster development in the future.

Third, we will leverage G&A spending and reduce it to a level less than 13% of total revenue by the end of 2008.

Thank you for your time today. I'd like to now turn the call over to the operator, so that we can take any questions you might have. Operator?

QUESTION AND ANSWER

Operator

The question and answer session will be conducted electronically. (OPERATOR INSTRUCTIONS) And we’ll pause for a moment to assemble today’s roster. We’ll have our first question from Nicole Miller, Piper Jaffray.

Nicole Miller - Piper Jaffray - Analyst

Good afternoon.

Paul Clayton - Jamba, Inc. - President

Hi, Nicole.

Nicole Miller - Piper Jaffray - Analyst

Thanks for the update. I hope you can appreciate that it just begs the first question of what are current same store sales?

Paul Clayton - Jamba, Inc. - President

I knew you would ask that question and as usual we will not tell you what the same store sales are. All I will say is that we are going over the strongest comps from a year ago and we continue to see a tough economy in California. Outside of California, we continue to see positive trends.

Nicole Miller - Piper Jaffray - Analyst

Okay. Well, that’s at least helpful. On the ready-to-drink, can you just— two questions there. Would you do straight up juices? What’s the opportunity? And then what’s the international opportunity for ready-to-drink?

Paul Clayton - Jamba, Inc. - President

We can do straight up Juicies, but we’re focusing on either a typical smoothie recipe that is more nourishing in nature and then a lighter recipe which we’re calling Juicies, which are juice blends, which are more refreshing and lighter.

With regard to international it’s our intent to continue to develop this relationship and when we get a presence, a retail presence, overseas, we will pursue this relationship with Nestle as well.

Nicole Miller - Piper Jaffray - Analyst

Okay. And then I am just assuming that by now everyone’s read the recent news on Starbucks pulling out of hot breakfast. Has that changed your thinking at all about the Hot Pockets opportunity?

Paul Clayton - Jamba, Inc. - President

It hasn’t changed our thinking. We need to develop complimentary products to our beverages. We believe that we need to look both in the cold and hot arena. We are though playing close attention to the issues that they have encountered in making sure that, if we see those same issues, then we either address them or we do something differently. It's my view that we're going to test in 50 stores and that the tests will tell us what the next step is from there.

Nicole Miller - Piper Jaffray - Analyst

Okay. And this is my last question. When we look at the overall results and we might just throw in buckets and my percentages wouldn’t be right, but let’s say a third of, you know, the issues are economic, a third of them are structural, things that you’ve talked about and you have a strategy for ‘08. And then maybe a third is competition. Can you just talk about the competitive landscape and has anything changed there?

Paul Clayton - Jamba, Inc. - President

I don’t know that anything has changed with direct competition. We are seeing more activity in our category, largely from smaller concepts that are franchising, so we’re seeing more stores appear on the landscape, which I consider to be good news because it helps broaden the appeal of the category itself.

Where we may be getting pressure is from fast theaters who have a bifurcated strategy of selling high quality, high profit sandwiches and then a low value or a value low priced menu tier that is really catering to those customers with low discretionary income. And I think we’ve been very open about talking about our low frequency user and how they may have less discretionary income and therefore look to value offerings from typical fast feeders as a source for breakfast, lunch or dinner.

In terms of the other stuff, I think we’ve outlined our plan moving forward.

Nicole Miller - Piper Jaffray - Analyst

Thanks much.

Paul Clayton - Jamba, Inc. - President

You’re welcome.

Operator

We’ll go next to Brian Moore with Wedbush Morgan.

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Good afternoon.

Paul Clayton - Jamba, Inc. - President

Hey, Brian, how are you?

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Pretty well. Question on I guess unit development first. I guess it looks like you reduced your company store development by the same number you raised the franchise development. I know you’re using a little more psychographic metric. So, I wonder if you could maybe tell us, you know, the stores that were cut that by specific markets, maybe address what gives you confidence in increasing your license development at this point in time. And maybe a mix of where those stores fall out, you know, a traditional franchise versus grocery, airport or campus.

And then a longer term question for you, Paul. What do you believe the appropriate mix of franchise versus company growth is for the brand longer term?

Paul Clayton - Jamba, Inc. - President

Yes, thanks for the questions, Brian. I think first of all we have been constantly scrubbing our company store real estate pipeline to ensure that we have supreme confidence in our ability to hit our own first year sales targets. And through that process, we’ve taken some stores out of that pipeline.

Secondly, it’s my view that we need to be highly focused as an organization on making sure that we're doing everything possible to gain traction with our strategy in driving comp sales and AUV growth. So, we’re taking a more conservative approach to new store development until we can see that traction, expand our margins and improve our returns.

With regard to an increase in franchise development, that's been in the works for a while, as I’ve long been saying that we have opportunities in non-traditional areas to continue to build our presence. It’s been less than a year since we've been— that we brought somebody on board to lead that effort. The good news is that effort is beginning to create and produce a pipeline. So, it’s the expectation that we have that we’ll begin to see openings and accelerated openings in airport and university venues. So, that's what’s driving that.

I think the last part of your question is, you know, where do I see company franchise split or probably more specifically the franchising strategy going with Jamba. I’d like to say that we’re going to continue to stay focused on non-traditional franchise growth. We do have existing franchisees, whether they’re in Texas or Oregon, who continue to grow and build stores. And we’ve not made a decision to open the Jamba Juice system up for new franchisees.

With that said, however, we are analyzing what franchising might look like at Jamba Juice, because at the end of the day, we’ve committed our— we’ve committed the brand to a number of markets and it’s my belief that these markets need to continue to grow. And if we can’t fulfill the growth needs of these markets through company store development, then maybe somebody else can step in there and help us with that. That's under analysis. We’ve made no decision and I haven’t even brought it to the board, but that’s something that we’re looking at to help us continue to grow the business.

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Okay. Thank you very much. The second question would be an update on breakfast. And I think it was either a call or two ago you were able to quantify in terms of same store sales growth the sales list from the 50-store test. Just hoping you could quantify that. Is it just a mixed shift in terms of percentage of breakfast or are there actually higher dollars at breakfast?

Paul Clayton - Jamba, Inc. - President

I’m going to let my partner in crime, Paul Coletta, answer that question.

Paul Coletta - Jamba, Inc. - SVP Marketing and Brand Development

Hey, Brian. How are you?

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Hi.

Paul Coletta - Jamba, Inc. - SVP Marketing and Brand Development

So, we have seen, as you recall, we did about 50 plus stores a breakfast test that we launched back in period six of ‘07, New York and LA. We had a pretty good control group in LA. We did not have a good control group in New York because we decided to open that test up to the entire market in that we used a lot of outdoor advertising. And Paul mentioned in his statement that we’ve seen both positive breakfast day park comps in both of those markets as well as an increase in LA, where we had a control group, an increase in total controllable transactions over the control group. So, that’s a full day.

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Okay. That helps. Maybe a second question, part for you, Paul, and maybe part for— for Paul or Don. Related to bundling, my favorite question. I’ve been in your stores and I’m not sure if you’re doing it yet or if you’re doing it in a very prominent way. So, I’m hoping you could comment on your initiatives there related to bundling or if there might be some other way to drive higher pricing at the brand in 2008?

Paul Coletta - Jamba, Inc. - SVP Marketing and Brand Development

Yes, I think we agree with your point of view that that’s an opportunity. Today, what we’re doing actually as part of our breakfast campaign is we are suggestive selling our new baked goods line with a promotion that would offer the consumer any of the baked goods in our case for a dollar when they buy a breakfast item, i.e., our Juicies fresh squeezed juices. So, to me that's one way to start bundling by suggestive selling value added products at transaction.

Going forward we are going to be testing a variety of pre-bundled offers and we’ll take those results as we get them and look to scale them beyond. But nothing tangible there to give you yet. We’re really focused around up-selling baked goods with our breakfast items today.

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Great. Let me get a question to Don related to margins I guess. You know, is there a way we should think about 2000, I guess Q1, ‘08— ‘08 margins given your investment in menu board, the weather, the negative weather here in California? And then could you also remind us about the gross margin profile is on breakfast items versus your 2007 promotion?

Don Breen - Jamba, Inc. - CFO and SVP

Yes, Brian, the 2000, or the first quarter of 2008, you know, the menu boards are really not going to affect margins. You know, that’s capital and will be going into place and then depreciated over time. In terms of, you know, moving forward, you know, I think we’ve kind of given guidance that we’ve got a number of initiatives to try and improve our cost of sales. Many of them are underway and we are going to see some of the benefit of lower cost of orange juice. You know, to a certain extent the offset of that is going to be some rising dairy costs that we’ve seen more recently. You know, I do believe that these are cyclical. We have seen some leveling off of some of the dairy costs and I believe that the cost initiative that we're working on right now, you know, will allow us to expand the margins over time. But you're probably not going to see that in the first quarter.

And then in terms of kind of the breakfast, you know, the margins there are a little bit less than our, you know, a normal or classic smoothie. You know, the thing that we like is, you know, the kind of penny profit from the Functionals and the Classics are about the same, frankly our all fruit smoothie margins are very good. And so, this we're trying to drive frequency, but the margins are not quite as high as those two other products.

Brian Moore - Wedbush Morgan Securities Inc. - Analyst

Great. Thank you. That’s all I have.

Paul Clayton - Jamba, Inc. - President

Thanks, Brian.

Operator

We’ll go next to Dean Haskell, Morgan Joseph.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Thank you. Good afternoon.

Paul Clayton - Jamba, Inc. - President

Hi, Dean.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

You said you wanted to double the traditional store count. What is the store count right now that’s non-traditional?

Paul Clayton - Jamba, Inc. - President

We said that we were going to open 45 to 55 company stores, that’s down from 99 a year ago. So, it’s half.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

No, no. That’s not the question.

Paul Clayton - Jamba, Inc. - President

Oh, I’m sorry.

Don Breen - Jamba, Inc. - CFO and SVP

Doubling the non-traditional.

Paul Clayton - Jamba, Inc. - President

Doubling the non-traditional. That simply means that we want to double the number of airport openings and university openings from a year ago.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. How many stores do you have now in the non-traditional sites?

Don Breen - Jamba, Inc. - CFO and SVP

I’ll have to double check and I’ll get back to you Dean, but I think that that number is the neighborhood of, you know, around 80 or 90.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay.

Don Breen - Jamba, Inc. - CFO and SVP

And that would include airports, universities, mall. Right. And that would be both company and franchise, because many of those are split.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. And you want to double the number of openings, so how many non-traditional units did you open last year?

Don Breen - Jamba, Inc. - CFO and SVP

We opened. I’ll have to get back to you.

Paul Clayton - Jamba, Inc. - President

We opened in the neighborhood of 30, 40. But I have to, we have to check on that number, because I need a final number from the Safeway program.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. So mostly Safeway. You talked about—

Paul Clayton - Jamba, Inc. - President

We opened one airport. We probably opened three or four college campuses and then the rest were Safeway. And we’ll get you more specific guidance in terms of what doubling means going forward.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

I appreciate that. Thanks. You talk about your new menu board simplifying operations as well as simplifying ordering. How does the new menu board simplify operations?

Paul Clayton - Jamba, Inc. - President

It simplifies operations because it makes it easier for our customers to make a, make their selection. And if they can make it easier and simpler, they’ll have fewer questions and it will take less time for them to get through out stores.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. So, it simplifies the operations up to the register, but not necessarily the creation process.

Paul Clayton - Jamba, Inc. - President

Correct.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. Last question. Gift card accounting, you mentioned gift cards and marketing accounted for 50 basis points in cost of goods sold. And then you mentioned in other operating expenses and amortization. Can you just verify for me the accounting process on gift cards?

Don Breen - Jamba, Inc. - CFO and SVP

Sure. When we have a gift card promotion, so for example we had a free smoothie with a gift card load, you know, during the fourth quarter, Dean. We take the cost of that smoothie and effectively discount that at the time we sell the card. So, that’s how, you know, that affects net sales. When Jambacard smoothies are presented, we then recognize the sale and of course then the cost of goods sold. So, the cost of goods sold is really, it’s the effect of the discounting that happens when the, when we have a promotion but not a sale. And then the amortization piece is, remember part of the purchase accounting we had a $19 million balance effectively, you know, that’s the loan the customers gave us for loads that they had on that. We actually had to take a certain amount of profitability associated with that and then amortize that, because we’re not really going to get that income through purchase accounting. And so, as those Jambacards get presented, we actually had to write off about $2 million worth of income that we would have ordinarily recorded absent purchase accounting. So that’s how it kind of gets below the line. So, it is a little bit complicated.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

The two million in income, where is that going? It’s being amortized away.

Don Breen - Jamba, Inc. - CFO and SVP

It’s, it’s actually, it’s being amortized down in other expense, down below the line.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. Thank you.

Don Breen - Jamba, Inc. - CFO and SVP

And that’s, that’s normally and typically we’re on an ongoing basis you would see, you know, kind of typical retailer card breakage.

Dean Haskell - Morgan Joseph & Co., Inc. - Analyst

Okay. Thanks.

Operator

We’ll go next to Roger [Sachs], Societe Generale.

Roger Sachs - Societe Generale - Analyst

Great. Thank you. A couple of questions. One, can you just clarify for me on the breakfast tests that were done. You said you had a positive day part in comps. The question on that, were you seeing actual traffic for the store throughout the day? Was it, was traffic in the store increased or are you just seeing people substitute that are buying a smoothie in the afternoon, they would buy it in the morning instead. So, is it just a swapping?

Paul Clayton - Jamba, Inc. - President

We’re seeing customer count increases in New York. And you’ll have to remember the backdrop in Southern California is that we have a softer economy, so all of our stores in Southern California have seen negative traffic trends. But what we see in our test stores versus a control is growth in traffic during breakfast day part and we see an acceleration in their breakfast mix. What I can’t tell you is whether or not they’re trading out from other day parts.

Roger Sachs - Societe Generale - Analyst

Okay. And, as you mentioned it, it’s a little bit lower margin, the breakfast smoothies, but is it a higher absolute dollar margin?

Paul Clayton - Jamba, Inc. - President

Is it a higher penny profit margin?

Roger Sachs - Societe Generale - Analyst

Yes.

Paul Clayton - Jamba, Inc. - President

No.

Roger Sachs - Societe Generale - Analyst

No. Your basically— a normal smoothie gives you a higher dollar profit as well as a higher margin.

Paul Clayton - Jamba, Inc. - President

Correct.

Roger Sachs - Societe Generale - Analyst

Okay. And I have another question. You mentioned that you had strong comparable sales in emerging markets, which you’re still I guess seeing that trend for the first part of this quarter. Are you including the emerging market of any store that's outside of California, or how are you defining that right now?

Paul Clayton - Jamba, Inc. - President

Any store outside of California.

Roger Sachs - Societe Generale - Analyst

Okay. And on those strong comps, is it again due to price mix or is there actually some traffic gains in there?

Paul Clayton - Jamba, Inc. - President

Traffic gains.

Roger Sachs - Societe Generale - Analyst

Okay. And lastly, on the strategy going forward, I’m wondering if it, you know, makes any sense to have— I know you cut down your expansion again, but I wonder if it makes sense to almost have very little, almost no expansion during ‘08, you know, as the economy is still shaky and if in some areas a four or five dollar smoothie is still a treat, not something that people have to buy. And instead of, you know, taking on additional debt, why not really expand, work on your existing stores as best as you can, get those margins up and then start expanding when the economy gets stronger. Or, if you do want to expand, does it make some sense to shut down some of the worst performing stores, maybe even in California, which, you know, there could be some cannibalization between stores apart from this, your economy.

Paul Clayton - Jamba, Inc. - President

Boy, that’s a lot. So, let me just try to take this in bite-sized chunks. First of all, the development team at Jamba has scrubbed the pipeline. And I think you can probably appreciate that these real estate pipelines don’t just turn on and off. It takes, it takes time to cultivate relationships with landlords and then ultimately negotiate the right kind of leases. And so many of the stores that we have scheduled for opening in 2008 are front loaded where we have signed leases. We have gone back though in instances where we aren’t as confident in the store’s performance and really worked through what other alternatives can we engage in and try and get out of those leases or not open the store. So, I'm pretty confident that, A, we’ve scrubbed our pipeline. Secondly, these stores are opening in the first half as a result of building the pipeline in 2007.

As we, as our development team now kind of looks to 2009, they are working hard on developing new market plans for every market in which we operate, to put in place greater discipline around identifying the appropriate trade areas. And then, within those trade areas, finding the right sites. It’s my belief that building up the pipeline is going to take some time as well. And I think our view is similar to what you are advocating, which is that we aren’t really going to build up that pipeline in any kind of aggressive fashion until we see the traction with our current store portfolio to ensure that we have the confidence that we're going to generate superior returns.

Roger Sachs - Societe Generale - Analyst

Right.

Paul Clayton - Jamba, Inc. - President

I think in terms of closing stores, we’re always looking at that. So, that’s an ongoing process. You know, I don't believe that there’s a whole bunch of stores that need to be closed. We have a long history— and I want to make this really clear— that we have a long history of stores opening lower— low and ramping over time. And there’s no reason to believe that, wow, some of these new stores will open lower than our expectation, that they won’t ramp. In fact, they've opened consistent with our historical performances, so therefore it’s my view that they will ramp like stores have in the past. Where that may be slightly different is in California, but we’re not opening at the levels, at those levels like we would outside of California.

So, that was a mouthful back at you, but we think we're taking a conservative approach and prioritize comp sales and unit economics.

Roger Sachs - Societe Generale - Analyst

Yes, I understand. I’m just a little concerned that while the new stores seem to be ramping, at least initially at the same pace as historics have show, we’re all showing a horrible economic environment and there’s no way to know if that will continue or if things actually can get worse. Again, it is still the overall issue that a four to five dollar drink in a lot of areas is looked at as a treat, not something you have to have if you’re going to cut back.

Paul Clayton - Jamba, Inc. - President

Yes. That’s where our overarching brand development and marketing strategy comes into play and, given some of the anecdotes that we shared with you and some of the performance that we’re seeing in specific stores in markets, I’m pretty confident that the strategy is going to produce a stronger core customer base and drive frequency of visits to offset what a low frequency or more discretionary income challenged customer would look at.

Roger Sachs - Societe Generale - Analyst

Okay. Fair enough. Thank you.

Paul Clayton - Jamba, Inc. - President

Thank you.

Operator

We’ll go next to Roger [Lifton], Lifton Financial Services.

Quint Specter - Lifton Financial Services - Analyst

Hi, this is [Quint Specter] for Roger. He had to step away. Most of our questions have been answered, but I wondered if you could tell us what, what the costs to open or the stores were for the last year, I mean, per store.

Don Breen - Jamba, Inc. - CFO and SVP

The per store cost averages about $400,000 net of any tenant improvement allowance.

Quint Specter - Lifton Financial Services - Analyst

Which is about what?

Don Breen - Jamba, Inc. - CFO and SVP

Oh, it varies all over the place, but on average, you know, $15,000 to $30,000.

Quint Specter - Lifton Financial Services - Analyst

Okay. Thank you very much.

Paul Clayton - Jamba, Inc. - President

Thank you.

Operator

(OPERATOR INSTRUCTIONS) We’ll go next to Marty [Seeskoni] with Starburst Specialty Funds.

Marty Seeskoni - Starburst Specialty Funds - Analyst

Guys, how are things? Most of my questions have been answered also. I just have one kind of more intuitive follow up. Given the year, calendar year 2007 and the challenges that we all faced this year over the startup of Jamba, what, just kind of looking back, I’d like for you to maybe highlight the one or two things that you learned most from ‘07 and how that will be corrected or applied going forward.

Paul Clayton - Jamba, Inc. - President

I think the thing that we learned is that we need to make sure that unit economic model is always at the forefront of any expansion strategy. And while I believe it’s always been the case to Jamba, I think we were a little too bullish with regard to what we thought we could accomplish in 2007 with regard to comp sales. Our internal comp sales goals for 2007 were not the 0.5% that we posted; they were significantly higher. We thought the more immediate and greater traction with the platform that we did put in place and I believe that the reason we didn’t see them is not that they aren’t good platforms, but that we haven’t really unlocked the value of those platforms through marketing communication.

Marketing communication really comes in two pieces. One is the in store piece and we’ve talked pretty frequently about the menu boards. I honestly believe and fundamentally believe that those menu boards will unlock not only breakfast, but they’ll unlock All Fruit, the Functional beverage platform, our boosts and everything else that are intended to drive frequency. I mean, I have anecdotally, I have friends who, when I speak to them at cocktail parties and tell them about All Fruit, they go, I didn’t know you had that. So, if you go into our old stores with the old menu board and see the slat menu board, it’s hard for you to understand as a customer these are all fruit, no sugar added and non-dairy, which is a very attractive offering for many people.

The second part of that is that the marketing team is now shifting from primary focus and emphasis on development of platforms, development of product innovation pipelines and shifting our focus to communicating outside the four walls. In fact, this breakfast roll out that we started on February 28th, we’re dialing up the volume so to speak outside the four walls here in the coming weeks with regard to communicating outside the four walls.

So, the lesson learned is, you know, we can talk about volatility at Jamba Juice, comp sales until the cow comes home. We can say it, you know, it’s the weather or it’s the economy. I think seeing greater traction and seeing greater evidence of that traction so that we have the confidence that the comp sales are going to be more sustainable and that they're coming from transaction growth probably is the biggest learning that we can take into the future.

Marty Seeskoni - Starburst Specialty Funds - Analyst

Makes sense. Thank you.

Paul Clayton - Jamba, Inc. - President

Thank you.

Operator

We’ll go next to Robert Strauss, Merriman Curhan Ford.

Robert Strauss - Merriman Curhan Ford & Co. - Analyst

Hi, guys. How are you?

Paul Clayton - Jamba, Inc. - President

Hey, Robert. How are you?

Robert Strauss - Merriman Curhan Ford & Co. - Analyst

Good. You know, I was, I just wanted to ask if you could put some more color around the marketing strategy outside of the four walls?

Paul Clayton - Jamba, Inc. - President

I’ll let my partner do that, Mr. Coletta.

Paul Coletta - Jamba, Inc. - SVP Marketing and Brand Development

Yes, hi. So, the way we think of our marketing communication is by zone. We have three zones. Zone one being what’s in the store. And that’s traditionally, back to what Paul was talking about, where Jamba spent the majority of their marketing communication dollars. Mostly in the way of sampling, suggestive selling, posters and buttons and that sort of thing to communicate the new offerings. The challenge with that and one of our learnings is when you do that you tend to move mix around, even though these new platforms we’ve launched, i.e., All Fruit and Functionality, have been very compelling. And as Paul mentioned, we’ve taken our mix up 14 points on those two platforms alone in 2007. We tend to be moving mix around.

Going forward, we’re really focusing on zone two and three. Zone two for us is between the front of the store and the parking lot. And zone three is in the market around the store, generally within a one-mile, two-mile radius of the store. In 2008 we're going to spend nearly 80% of our marketing dollars in zone two and three and less than 20% in zone one. And that is a big shift from what we’ve done in the past. So, that for me has been one of our biggest learnings, moving that— moving those dollars out of store so that these compelling platforms which have been successful in zone one at shifting mix translate to frequency and new customers.

I can just touch on zone three and two, what we’re going to be doing tactically, are more non-traditional types of communication. Outdoor will be in high density urban areas, a key part of our marketing mix. Radio in key markets like San Francisco and LA. Events, we’ll continue our Nike partnership. We have I believe 12 to 15 running events nationally with Nike where we’ll sample several hundred thousand products at those events. PR will continue to be a very important part of our zone three mix. And of course on line, which I believe to be one of our most measurable and effective, cost effective, forms of marketing through HTML blast primarily. We’re building our data base quite aggressively there to be able to do that.

And in zone two, sampling. If there’s one— if there’s one strategy I believe in zone two outside of the— outside of the four walls of the store is perimeter sampling of our new products, especially our new breakfast platform. And we’ll spend nearly a quarter of our budget on out of store sampling in 2008.

Robert Strauss - Merriman Curhan Ford & Co. - Analyst

And then, how is your marketing strategy going to be different this year than last year as it relates to marketing to your existing customer base?

Paul Coletta - Jamba, Inc. - SVP Marketing and Brand Development

Yes, I think the one thing I would say, if you look back over our communications, in the past we really talked about our products. We were very much focused on talking about new flavors, new products. In 2007, we really elevated that, mostly like I say in zone one in the store to platforms, i.e., talking about how All Fruit and Functionality.

Going forward, I think we need to elevate our communication at a brand level, more brand level communication. And to that point, Nestle, through our partnership with Nestle, we’ll be investing as much as we will from a retail perspective in talking about RTD at a brand level in zone three. So, they will spend at least as much as we will in zone three. They’re looking at television. They’re looking at sampling. They’re looking at point of sale, print, more traditional forms of marketing from the Nestle RTD launch, starting in the late second quarter, early third quarter. Again, concentrated in the West where our initial distribution of that product will be.

Robert Strauss - Merriman Curhan Ford & Co. - Analyst

Great. Thank you very much.

Paul Coletta - Jamba, Inc. - SVP Marketing and Brand Development

Yes.

Operator

That’s all the time we have for questions. I’ll turn the conference back over to our speakers for closing remarks.

Paul Clayton - Jamba, Inc. - President

I appreciate all your time and support and I look forward to speaking to you all individually in the not too distant future. Thank you very much.

Operator

THAT CONCLUDES TODAY’S CONFERENCE. YOU MAY DISCONNECT AT THIS TIME.